UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 17, 2013

HF2 FINANCIAL MANAGEMENT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	001-35848 (Commission File Number)	46-1314400 (IRS Employer Identification No.)

999 18th Street, Suite 3000, Denver, Colorado (Address of Principal Executive Offices)	80202 (Zip Code)

Registrant’s telephone number, including area code (303) 893-2902

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 17, 2013, the Board of Directors of HF2 Financial Management Inc. (the “Company”) announced the appointment of Seymour (Skip) A. Newman as Chief Operating Officer. Mr. Newman will report directly to Richard S. Foote, the Company’s CEO.

Mr. Newman has been the president of SN Consulting LLC, where he provides strategic, financial, and operational consulting to C-suite executives, since 2008. From 2001 to 2008, Mr. Newman served as the Executive Vice President and Chief Financial Officer of ABN AMRO Asset Management Holdings, Inc. an asset management firm. From 1988 to 2001, Mr. Newman worked for Chicago Title & Trust Co. and its affiliate, Alleghany Asset Management, first as the Vice President and Assistant Controller of Chicago Title & Trust Co. (from 1988 to 1996) and then as the Executive Vice President and Chief Financial Officer of Alleghany Asset Management, Inc. (from 1997 to 2001). Mr. Newman began his career at KPMG LLP from 1978 through 1988, beginning as a Senior Accountant before becoming a Manager and Senior Manager. He graduated from Cornell University in 1976, where he received a B.A. in Economics, and from Northwestern University, Kellogg School of Management in 1978, with an M.B.A. in Accounting and Finance. Mr. Newman is a licensed CPA, a FINRA Neutral Arbitrator and a Chicago Regional Board Member of Financial Executives International.

As an officer of the Company, but subject to the terms of the Company’s Amended and Restated Certificate of Incorporation, Mr. Newman will have the right to be reimbursed for reasonable out-of -pocket expenses incurred by him in connection with activities on our behalf.

A copy of the press release issued by the Company announcing the appointment of Mr. Newman is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by HF2 Financial Management Inc., dated July 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF2 Financial Management Inc.

Date: July 17, 2013	By:	/s/ Richard S. Foote
Richard S. Foote
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by HF2 Financial Management Inc., dated July 17, 2013.